Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE

President

Tel. 703/925-5590

Email. max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL APPOINTS CHIEF FINANCIAL OFFICER

RESTON, Va., (April 8, 2013) – Learning Tree International (NASDAQ: LTRE) announced today that David W. Asai has joined Learning Tree International, Inc. as its Chief Financial Officer effective April 8, 2013. Mr. Asai will report to Dr. David C. Collins, Learning Tree’s CEO.

Mr. Asai has been serving as our Interim CFO through a professional services agreement with Tatum, a Randstad company, since September, 2012. He has served as a CFO Partner in the Mid Atlantic Practice of Tatum, since October 2011 and has over 30 years of professional experience including directing all facets of finance and accounting management for public and private companies ranging in size from start-ups to $900 million in annual revenues. Prior to joining Tatum, Mr. Asai was an independent financial consultant providing services to companies in the for- profit education sector. He has also served as Chief Financial Officer of Voyager Learning Company, Independence Air, and Spirit Airlines.

“We are pleased that David has decided to join Learning Tree as a full time employee. We have had the ability to work together for the last six months and feel that he brings the knowledge and skills needed to oversee the finance and accounting functions of the company,” said Dr. Collins.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, the company’s web-based, remote-attendance platform. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Forward-looking Information
This Press Release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree's actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree's business, Learning Tree has identified many, but not all, of these risks in Item 1A, "Risk Factors" in Learning Tree's Annual Report on Form 10-K ("Item 1A"). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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Release Summary: Learning Tree International announced today that David W. Asai has joined Learning Tree International, Inc. as its Chief Financial Officer effective April 8, 2013.

1-888-THE-TREE (843-8733) | www.learningtree.com